Exhibit 99.1

501 Fairmount Avenue, Suite 200	8216 Philadelphia Road
Towson, Maryland 21286	Baltimore, Maryland 21237
Telephone 410-823-4510	Telephone (410) 866-4500
Email info@hamilton-bank.com	Web www.fairmountbank.com
Web www.hamilton-bank.com

FOR IMMEDIATE RELEASE

CONTACT:

Josie Hankey

Communications Strategist

Fallston Group, LLC

410-420-2001

josie.hankey@fallstongroup.com

Hamilton Bancorp and Fairmount Bancorp to Merge

Hamilton Expands Community Bank Focus

TOWSON and BALTIMORE, Md. (April 16, 2015)—Hamilton Bancorp Inc. (NASDAQ: HBK), and Fairmount Bancorp Inc. (OTC Pink: FMTB), jointly announced today that they have entered into an agreement and plan of merger. Under the terms of the merger agreement, Fairmount Bancorp Inc. and its subsidiary Fairmount Bank (collectively “Fairmount”) will merge into Hamilton Bancorp Inc. and its subsidiary Hamilton Bank (collectively “Hamilton”) in a cash transaction valued at $30.00 per share, or approximately $15.4 million in the aggregate. As a result of the merger, Hamilton will have five branch locations and pro-forma assets totaling $366 million with $215 million in loans and deposits in excess of $276 million.

The merger is subject to certain conditions, including the approval of holders of at least a majority of the shares of Fairmount Bancorp and receipt of customary regulatory approvals. The merger is expected to be completed by the end of 2015.

“This merger will allow Hamilton to offer expanded products and services through our personal approach to banking to the Rosedale and greater Baltimore community. The addition of Fairmount will leverage our footprint and greatly enhance our operating performance,” said Robert DeAlmeida, president and CEO of Hamilton. “Hamilton and Fairmount have supported the Baltimore region for over 100 years and have been steadfast in providing superior customer service and generously supporting the communities where we live and work.”

“We are excited to merge with Hamilton Bancorp. This merger provides an attractive premium for our shareholders while preserving our community bank culture. We believe Hamilton Bank’s diverse loan products and deposit products for personal and business banking, its commitment to local communities, and the combined strength of our organizations make Hamilton an attractive partner for our customers, employees and community we serve,” said Joseph Solomon, President and Chief Executive Officer of Fairmount Bancorp.

501 Fairmount Avenue, Suite 200	HAMILTON BANCORP, INC.	Towson, Maryland 21286
8216 Philadelphia Road	FAIRMOUNT BANCORP, INC.	Baltimore, Maryland 21237

501 Fairmount Avenue, Suite 200	8216 Philadelphia Road
Towson, Maryland 21286	Baltimore, Maryland 21237
Telephone 410-823-4510	Telephone (410) 866-4500
Email info@hamilton-bank.com	Web www.fairmountbank.com
Web www.hamilton-bank.com

Keefe, Bruyette & Woods Inc. acted as financial advisor to Hamilton and Luse Gorman, PC acted as its legal counsel. Olsen Palmer LLC acted as financial advisor to Fairmount and Jones Walker LLP acted as its legal counsel.

Please direct all media inquiries to Josie Hankey at 410-420-2001 or by email at josie.hankey@fallstongroup.com.

Please direct investor inquiries for Hamilton Bancorp to Robert DeAlmeida at 410-823-4510. Please direct investor inquires for Fairmount Bancorp to Joseph Solomon at 410-866-4500.

###

About Hamilton Bank

Founded in 1915, Hamilton Bank is a community bank with $289 million in assets and operates four branch locations across Greater Baltimore, serving the communities of Cockeysville, Pasadena, Towson and Baltimore in Maryland. Hamilton Bank is a community bank dedicated to building lasting relationships with small and middle market businesses in southern Pennsylvania, Maryland, Washington, D.C., and northern Virginia, through mortgages, consumer loans and commercial products. Together. Let’s Grow. www.hamilton-bank.com.

About Fairmount Bank

Fairmount Bank is a Maryland-chartered commercial bank located in the Rosedale section of Baltimore County, Maryland, originally founded in 1879. Fairmount Bank has operated as a community-oriented institution by offering a variety of loan and deposit products and serving other financial needs of its local community.

Member FDIC and Equal Housing Lender

This press release may contain statements relating to the future results of Hamilton Bancorp (including certain projections and business trends) that are considered “forward-looking statements” as defined in the Private Securities Litigation Reform Act of 1995). Forward-looking statements include statements regarding anticipated future events and can be identified by the fact that they do not relate strictly to historical or current facts. They often include words such as “believe,” “expect,” “anticipate,” “estimate,” and “intend” or future or conditional verbs such as “will,” “would,” “should,” “could,” or “may.” Forward-looking statements, by their nature, are subject to risks and uncertainties. Certain factors that could cause actual results to differ materially from expected results include increased competitive pressures, changes in the interest rate environment, general economic conditions or conditions within the securities markets, legislative and regulatory changes that could adversely affect the business in which Hamilton Bancorp, Inc. and Hamilton Bank are engaged, and other factors that may be described in Hamilton Bancorp’s annual report on Form 10-K and quarterly reports on Form 10-Q as filed with the Securities and Exchange Commission. The forward-looking statements are made as of the date of this release, and,

501 Fairmount Avenue, Suite 200	HAMILTON BANCORP, INC.	Towson, Maryland 21286
8216 Philadelphia Road	FAIRMOUNT BANCORP, INC.	Baltimore, Maryland 21237

501 Fairmount Avenue, Suite 200	8216 Philadelphia Road
Towson, Maryland 21286	Baltimore, Maryland 21237
Telephone 410-823-4510	Telephone (410) 866-4500
Email info@hamilton-bank.com	Web www.fairmountbank.com
Web www.hamilton-bank.com

except as may be required by applicable law or regulation, Hamilton Bancorp assumes no obligation to update the forward-looking statements or to update the reasons why actual results could differ from those projected in the forward-looking statements.

501 Fairmount Avenue, Suite 200	HAMILTON BANCORP, INC.	Towson, Maryland 21286
8216 Philadelphia Road	FAIRMOUNT BANCORP, INC.	Baltimore, Maryland 21237